Exhibit 99.1

              Oil States International, Inc. Appoints New Director


     HOUSTON, July 2 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today announced that S. James Nelson, Jr. has been appointed to the Company's Board of Directors.

    Mr. Nelson recently retired from Cal Dive International, Inc. (CDI) where he was a founding shareholder, Chief Financial Officer, Vice Chairman and a Director. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc. a NYSE traded company with $1 billion in annual revenues and the former parent of Cal Dive, at which time he had corporate responsibility for CDI. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co. where, from 1976 to 1980, he was a partner serving on the firm's worldwide oil and gas industry team. He received a Bachelor of Science (BS) degree in Accounting from Holy Cross College and a Masters in Business Administration (MBA) from Harvard University. He is also a Certified Public Accountant

    The appointment of Mr. Nelson to the Board brings the number of the Company's directors to eight. Mr. Nelson was also appointed to the Audit Committee of the Board.

    Oil States International, Inc. is a diversified solutions provider for the
oil and gas industry.   With locations around the world, Oil States is a
leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.


    For additional information regarding Oil States International, Inc., please visit http://www.oilstatesintl.com or contact:


     Cindy B. Taylor

     713-652-0582



SOURCE  Oil States International, Inc.
    -0-                             07/02/2004
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /
    (OIS)

CO:  Oil States International, Inc.
ST:  Texas
IN:  OIL
SU:  PER